UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELLIGENT COMMUNICATION ENTERPRISE CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1229323
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

13 Spottiswoode Park Road
Singapore	088640
(Address of principal executive offices)	(Zip Code)

INDIVIDUAL PLAN GRANTS FOR EXECUTIVE OFFICERS,
DIRECTORS, EMPLOYEES, AND CONSULTANTS
(Full title of the plan)

CT Corporation
(Name and address of agent for service)

1515 Market Street, Suite 1210
Philadelphia, PA 19102
(Telephone number, including area code, of agent for service)

with a copy to:
Kevin C. Timken, Esq.
Kruse Landa Maycock & Ricks, LLC
136 East South Temple Street, Suite 2100
Salt Lake City, UT 84111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value
Individual Plan Grants for Executive Officers, Directors, Employees, and Consultants	277,250	0.88(1)	$ 243,980	$17.40
Individual Plan Grants to Consultants	950,000	0.90(2)	855,000	60.96
Total	1,227,250		$1,098,980	$78.36

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(1)	Pursuant to Rule 457(h) of the Securities Act of 1933, the maximum offering price per share for the purpose of calculating the registration fee is the actual offering price.
(2)

Pursuant to Rule 457(e) of the Securities Act of 1933, the maximum offering price per share for the purpose of calculating the registration fee is the average of the high and low prices reported in the consolidated reporting system as of January 8, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (“SEC”) by Intelligent Communication Enterprise Corporation, a Pennsylvania corporation (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, are hereby incorporated by reference:

(1)	Annual Report on Form 10-K (file no. 000-10822) for the year ended December 31, 2008, filed April 15, 2009;

(2)

Quarterly Reports on Form 10-Q (file no. 000-10822) for the quarter ended March 31, 2009 (filed May 12, 2009), for the quarter ended June 30, 2009 (filed August 12, 2009), and for the quarter ended September 30, 2009 (filed October 29, 2009);

(3)	Current Reports on Form 8-K (file no. 000-10822) filed February 12, February 23, September 8, September 18, September 22, November 2, November 4, November 17, November 23, and December 30, 2009; and

(4)	Description of the Company’s Common Stock contained in the Registration Statement on Form S-1/A, SEC File No. 333-97267, filed August 20, 2002.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers, and other personnel and related matters.

            Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification against expenses actually and reasonably incurred is mandatory to the extent that the director, officer, employee, or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative and corporate actions or in defense of any claim, issue, or matter therein.

Section 1742 provides for indemnification in derivative and corporate actions except in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made: (1) by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; (2) if a quorum is not obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Section 1745 provides that expenses incurred by an officer, director, employee, or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Advancement of expenses must be authorized by the board of directors.

Section 1746 provides generally that, except in any case when the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this subchapter of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also provides that a corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by him in any such capacity, whether or not the corporation would have the power to indemnify him against that liability under this subchapter of the PBCL.

            Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the PBCL to constituent corporations absorbed in a consolidation, merger, or division, as well as the surviving or new corporations surviving or resulting therefrom and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of such person.

Article VIII, Section 1 of the Company’s bylaws provides that the Company shall, to the extent that a determination of entitlement is made pursuant to, or to the extent that entitlement is otherwise accorded by that Article VIII, indemnify every person who was or is a director, officer, or employee of the Company (the “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any investigation, claim, action, suit, or proceeding by or in the right of the Company) by reason of the fact that the Indemnitee is or was an officer, director, or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or other representative of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity (such investigation, claim, action, suit hereinafter referred to as a “Proceeding”), against any expenses and any liability actually and in good faith paid or incurred by such person in connection with such Proceeding; provided, that indemnification may be made with respect to a Proceeding brought by an Indemnitee against the Company only if: (1) the Proceeding is a claim for indemnification under Article VIII of the Company’s bylaws or otherwise; (2) the Indemnitee is successful in whole or in part in the Proceeding for which expenses are claimed; or (3) the indemnification is for expenses included in a settlement of, or is awarded by a court in, a Proceeding to which the Company is a party.

Article VIII, Section 2 of the Company’s bylaws provides that all expenses incurred in good faith by or on behalf of the Indemnitee with respect to any Proceeding shall, upon written request submitted to the Secretary of the Company, be advanced to the Indemnitee by the Company prior to the final disposition of such Proceeding, subject to any obligation which may be imposed by law or by provision in the Articles of Incorporation, bylaws, an agreement, or otherwise to repay the Company in certain events.

Article VIII, Section 4 of the Company’s bylaws provides that if an Indemnitee is entitled under any provision of Article VII of the Company’s bylaws to indemnification by the Company of a portion, but not all, of the expenses or liability resulting from a Proceeding, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

Article VIII, Section 5 of the Company’s bylaws provides that the Company may purchase and maintain insurance to protect itself and any Indemnitee against expenses and liability asserted or incurred by any Indemnitee in connection with any Proceeding, whether or not the Company would have the power to indemnify such person against such expense or liability by law, under an agreement, or under Article VIII of the Company’s bylaws. Article VIII, Section 5 of the Company’s bylaws also provides that the Company may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification.

            Article VIII, Section 6 of the Company’s bylaws provides that the Company may enter into agreements with any director, officer, or employee of the Company, which agreements may grant rights to the Indemnitee or create obligations of the Company in furtherance of, different from, or in addition to, but not in limitation of, those provided in Article VIII of the Company’s bylaws, without shareholder approval of any such agreement. Without limitation of the foregoing, the Company may obligate itself: (1) to maintain insurance on behalf of the Indemnitee against certain expenses and liabilities; and (2) to contribute to expenses and liabilities incurred by the Indemnitee in accordance with the application of relevant equitable considerations to the relative benefits to, and the relative fault of, the Company.

Article VIII, Section 7 of the Company’s bylaws provides that the entitlement to indemnification and advancement of expenses provided in Article VIII of the Company’s bylaws: (1) shall be a contract right; (2) shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled under the Articles of Incorporation, bylaw, agreement, vote of shareholders or directors, or otherwise; (3) shall continue as to a person who has ceased to be a director, officer, or employee; and (4) shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnification or advancement of expenses under Article VIII.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

Exhibit Number*	Title of Document	Location

Item 4.	Instruments Defining the Rights of Security Holders
4.01	Specimen Stock Certificate	This filing.

4.02	Description of Securities	Incorporated by reference from the registration statement on Form S-1/A, SEC File No. 333-97267, filed August 20, 2002.

Item 5.	Opinion re: Legality
5.01	Opinion of Kruse Landa Maycock & Ricks, LLC	This filing.

Item 23	Consents of Experts and Counsel
23.01	Consent of Peterson Sullivan LLP, independent registered public accounting firm	This filing.

23.02	Consent of Goff Backa Alfera & Company, LLC, independent registered public accounting firm	This filing.

23.03	Consent of Kruse Landa Maycock & Ricks, LLC	Included in 5.01 above.

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*	The number preceding the decimal indicates the applicable SEC reference number in Item 601, and the number following the decimal indicates the sequence of the particular document.

Item 9. Undertakings

Undertaking Required by Item 512(b) of Regulation S-K: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Singapore, on the 15th day of January, 2010.

INTELLIGENT COMMUNICATION ENTERPRISE
CORPORATION
Registrant

Dated: January 15, 2010	By:	/s/ Luther L. Jao
Luther L. Jao
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities indicated on this 15th day of January, 2010.

/s/ Luther L. Jao
Luther L. Jao, Chief Executive Officer and Director
/s/ Bala Balamurali
Bala Balamurali, Director
/s/ Kenneth G.C. Telford
Kenneth G.C. Telford, Chief Financial Officer